[COOPERS & LYBRAND LETTERHEAD]
                                                          EXHIBIT 24.1



                     Consent of Independent Accountants



We consent to the inclusion in this registration statement on Form SB-2 (File No. 333-34765) of our report, which includes an explanatory paragraph indicating substantial doubt as to the Company's ability to continue as a going concern, dated February 4, 1997, except for Note 12, as to which the date is June 27, 1997, on our audits of the financial statements of Ixion Biotechnology, Inc. as of December 31, 1996 and for the years ended December 31, 1996 and 1995 and for the period March 25, 1993 (date of inception) through December 31, 1996. We also consent to the reference to our Firm under the caption "Experts."


     /s/ Coopers & Lybrand L.L.P.

Orlando, Florida
December 1, 1997